For Immediate Release


 TANDYCRAFTS, INC. OPENS PROTOTYPE RENOVATION FOR TANDY LEATHER & CRAFTS STORES

  EXPANDED PRODUCT LINE SHOULD BROADEN DEMOGRAPHIC APPEAL, ATTRACT MORE WOMEN,
                               FAMILIES TO STORES


FT. WORTH, Texas (October 15, 1998) -- TANDYCRAFTS, INC. (NYSE: "TAC") today announced the opening of the first prototype renovation of its Tandy Leather & Crafts retail concept. The renovated store is located in the Medallion Shopping Center in Dallas, Texas, and is one of five Tandy Leather & Crafts stores located in the Dallas-Ft. Worth area. The first Tandy Leather & Crafts store was opened by Charles Tandy in Fort Worth, Texas in 1919 and the chain has evolved into the major leathercraft supplier to a number of diverse customer groups. Today, there are approximately 122 company-owned stores operating in 41 states and another 100 authorized dealers worldwide.

In accordance with Tandycrafts' strategic focus to increase same-store sales and broaden the customer base for this retail concept, the renovated Tandy Leather & Crafts store has been redesigned to include a broader line of merchandise and more effective in-store display and merchandising fixtures. Ready-made products have been added to complement traditional do-it-yourself leather kits, more effective packaging has been developed to enhance the "shelf appeal" of store merchandise, and the store has been redesigned to broaden its appeal to women and families. Historically, Tandy Leather & Crafts stores have catered primarily to serious hobbyists, boys' and young mens' organizations (e.g., YMCA Indian Guides, Boy Scouts), and industrial arts/crafts programs at schools, hospitals, prisons and recreational organizations.

"Tandy Leather has developed strong brand loyalty among its traditional customer base, but the concept has changed little in the past thirty years and has not adapted to an evolving retail environment," observed Michael J. Walsh, President and Chief Executive Officer of Tandycrafts, Inc. "We are in the process of revitalizing our entire Company, and in addition to an improved store design and enhanced computer systems, we will be relocating a number of Tandy Leather & Crafts stores to better and more accessible retail locations during the next several years."

"By expanding the demographic appeal of our Tandy Leather & Crafts retail outlets, we should also enhance the stores' ability to sell kits and craft supplies which are produced by our manufacturing division," continued Walsh. "Tandycrafts currently manufactures thousands of leather products and craft supplies, including drums, tepees, suede vests, wallets, belts and home decor items. We have the production capacity and supplier relationships to support a significant increase in manufacturing output for our retail stores and mail order division."

Tandycrafts, Inc. manufactures, distributes and/or retails products through four distinct product-related divisions: Frames and Wall Decor, Leather and Crafts, Office Supplies, and Novelties and Promotional. Its products are marketed and sold through various channels, including direct-to-consumer (e.g., retail stores, mail order, the Internet) and wholesale distribution (e.g., direct sales force, telemarketing, outside sales representatives). The Company is headquartered in Ft. Worth, Texas and its common stock is listed on the New York Stock Exchange under the ticker symbol "TAC".


     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

             James Allen, Chief Financial Officer at (817) 551-9600
                                       or
      R. Jerry Falkner, CFA, Investor Relations Counsel at (800) 377-9893